Exhibit 21.1

Subsidiaries of the Registrant
(as of December 31, 2017)

Subsidiary Name	State or Country of Incorporation or Formation
CyrusOne GP	Maryland
CyrusOne LP	Maryland
CyrusOne Finance Corp.	Maryland
CyrusOne LLC	Delaware
CyrusOne TRS Inc.	Delaware
CyrusOne Foreign Holdings LLC	Delaware
CyrusOne Government Services LLC	Delaware
Cervalis Holdings LLC	Delaware
Cervalis LLC	Delaware
Cyrus One UK Holdco LLP	United Kingdom
Cyrus One UK Limited	United Kingdom
CyrusOne NC LLC	Delaware
CyrusOne NJ LLC	Delaware
CyrusOne Allen LLC	Delaware
Cheetah Asia Holdings LLC	Delaware
Warhol TRS LLC	Delaware
Warhol Partnership LLC	Delaware
Warhol REIT LLC	Delaware
CyrusOne Dutch Holdings B.V.	Netherlands
C1-Allen LLC	Delaware
C1-ATL LLC	Delaware